UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.   20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

February 10, 2025

NL Industries, Inc.

(Exact name of registrant as specified in its charter)

New Jersey	1-640	13-5267260
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5430 LBJ Freeway, Suite 1700, Dallas, Texas	75240-2620
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code

(972) 233-1700

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock	NL	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

On February 10, 2025, the United States District Court for the District of New Jersey entered an order approving a consent decree relating to the Raritan Bay Slag Superfund Site (“RBS Site”) in Middlesex County, New Jersey. The consent decree requires the United States Army Corps of Engineers (and other federal agencies), the State of New Jersey, the Township of Old Bridge, NL, and twenty-two other private companies to pay a total of $151.1 million, plus interest, to resolve all federal and state law claims for past and future response costs under CERCLA and the NJ Spill Act, including natural resource damages, contribution, and indemnification, relating to the RBS Site. The consent decree is a global settlement of all such claims relating to the RBS Site and resolves a lawsuit captioned United States of America, et al. v. NL Industries, Inc., et al. (United States District Court for the District of New Jersey, Civil Action No. 3:24-cv-08946) as well as all claims asserted by NL and the other settling parties in NL Industries, Inc. v. Old Bridge Township, et al. (United States District Court for the District of New Jersey, Civil Action No. 3:13-cv-03943).

Under the terms of the consent decree, NL will pay $56.1 million, plus interest, toward the global settlement. NL has agreed to a structured settlement with $35 million, plus $.5 million in stipulated interest, due within 7 business days of the order approving the settlement. Two additional payments of $10.55 million each, plus interest, are due 6 months and 12 months, respectively, after the date of the initial payment. NL can prepay the installments early and without penalty. Under the terms of the consent decree, NL will receive approximately $9.6 million from the other private companies, which funds are in escrow for NL’s benefit. A full copy of the consent decree is available at: https://www.justice.gov/enrd/media/1366311/dl?inline.

NL has elected to pay the full settlement amount of $56.1 million, plus $.5 million in interest, on the date of the initial payment. NL expects to recognize aggregate income of approximately $31.4 million in the first quarter of 2025 related to the release of its environmental accrual related to this matter and the receipt of funds from the other private companies as noted above.

The parties to the consent decree as plaintiffs are the United States of America, on behalf of several agencies of the United States, the New Jersey Department of Environmental Protection (“NJDEP”), the Commissioner of the NJDEP, and the Administrator of the New Jersey Spill Compensation Fund. The parties to the consent decree as settling defendants are Old Bridge Township, NL, and the following other private companies named in the consent decree:

Atlantic Battery Co., Inc.

Atlantic Richfield Company

Bixon Liquidation Corp.

C&D Technologies, Inc.

Clarios, LLC (f/n/a Johnson Controls Battery Group. LLC)

Crown Battery Manufacturing Company

East Penn Manufacturing Co.

E.I. du Pont de Nemours and Company (n/k/a EIDP, Inc.)

EnerSys Delaware, Inc.

FMC Corporation

Gould Electronics, Inc. on behalf of Gould Inc.

Honeywell International, Inc.

Joe Krentzman & Son, Inc.

Johnson Controls, Inc.

RAE Storage Battery Co.

Rio Tinto Metals Limited

Rio Tinto Minerals Inc.

Rio Tinto plc

Tiffen Acquisition Corp.

Tiffen Company, LLC

Wimco Metals, Inc.

Yuasa Battery, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NL INDUSTRIES, INC.
(Registrant)

Date: February 13, 2025	By: /s/Amy A. Samford
Amy A. Samford
Executive Vice President and Chief Financial Officer